                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                  Amendment No.__

                         PHILLIPS-VAN HEUSEN CORPORATION
                                     COMMON
                                CUSIP: 718592108

                                December 31, 1997

Check the following box if a fee is being paid with this statement [ ]

    ----------------------------------------------------------------------------------------
     (1)     Names of Reporting Persons S.S. or I.R.S.              Wachovia Corporation
             Identification Nos. of Above Persons                   56-1473727
    ----------------------------------------------------------------------------------------
     (2)     Check the Appropriate Box if a Member of a Group       (a)      N/A
             (See Instructions)
                                                                   -------------------------
                                                                    (b)      N/A
    ----------------------------------------------------------------------------------------
     (3)     SEC Use Only
    ----------------------------------------------------------------------------------------
     (4)     Citizenship or Place of Organization                   North Carolina
    ----------------------------------------------------------------------------------------
    Number of Shares Beneficially Owned by Each Reporting Person
    With
    ----------------------------------------------------------------------------------------
                      (5)     Sole Voting Power                                 1,398,044
                     -----------------------------------------------------------------------
                      (6)     Shared Voting Power
                     -----------------------------------------------------------------------
                      (7)     Sole Dispositive Power
                     -----------------------------------------------------------------------
                      (8)     Shared Dispositive Power
    ----------------------------------------------------------------------------------------
     (9)     Aggregate Amount Beneficially Owned by Each                        1,398,044
             Reporting Person
    ----------------------------------------------------------------------------------------
    (10)     Check if Aggregate Amount in Row 9 Excludes
             Certain Shares (See Instructions)
    ----------------------------------------------------------------------------------------
    (11)     Percent of Class Represented by Amount in Row 9                5.14%
    ----------------------------------------------------------------------------------------
    (12)     Type of Reporting Person
             (See Instructions)                                             HC
    ----------------------------------------------------------------------------------------



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ITEM 1 (A)   NAME OF ISSUER:

                    See cover page.

ITEM 1 (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    1290 Avenue of the Americas
                    New York, New York  10104

ITEM 2 (A)   NAME OF PERSON FILING:

             A.     See cover page.

ITEM 2 (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

             A.     100 North Main Street
                    Winston-Salem, North Carolina 27150-3099

ITEM 2 (C)   CITIZENSHIP:

             A.     See cover page.

ITEM 2 (D)   TITLE OF CLASS OF SECURITIES:

                    See cover page.

ITEM 2 (E)   CUSIP NUMBER:

                    See cover page.

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-3(B), CHECK WHETHER THE PERSON FILING IS A:

             (G)    (X)     PARENT HOLDING COMPANY, IN ACCORDANCE WITH
                            240.13D-1(B)(II)(G) (NOTE: SEE ITEM 7)

ITEM 4       OWNERSHIP.

             IF THE PERCENT OF THE CLASS OWNED, AS OF DECEMBER 31 OF THE YEAR COVERED BY THE STATEMENT, OR AS OF THE LAST DAY OF ANY MONTH DESCRIBED IN RULE 13D-1 (B)(2), IF APPLICABLE, EXCEEDS FIVE PERCENT, PROVIDE THE FOLLOWING INFORMATION AS OF THAT DATE AND IDENTIFY THOSE SHARES WHICH THERE IS A RIGHT TO ACQUIRE.

             WACHOVIA CORPORATION

             (A)    AMOUNT BENEFICIALLY OWNED:                    See cover page

             (B)    PERCENT OF CLASS:                             See cover page

             (C)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:


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


             (I)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE      See cover page

             (II)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE    See cover page

             (III)  SOLE POWER TO DISPOSE OR TO DIRECT THE
                    DISPOSITION OF                                See cover page

             (IV)   SHARED POWER TO DISPOSE OR TO DIRECT THE
                    DISPOSITION OF                                See cover page


ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                    N/A

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
             PERSON.

                    N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             The securities to which this report relates are held by Wachovia Bank, N.A.(IRS Identification # 56-0927594) as trustee.

             This filing should not be construed as an admission that the trustees or their parent, Wachovia Corporation, are, for the purposes of Section 13(d) or 13(g) of the Act, beneficial owners of any securities covered by this statement.

ITEM 10      CERTIFICATION:

             BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.




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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     DATE:    February 12, 1998

     FOR:     Wachovia Corporation


     BY:      /s/ Ricky B. Nicks
              ---------------------------------------------------
              Attorney-in-Fact
              Ricky B. Nicks, Executive Vice President
              Wachovia Operational Services Corporation
              (Authorized by Wachovia Corporation under a limited power of attorney filed with the Schedule 13G for Moore Products, Inc., CUSIP 615836103, filed by Wachovia Corporation on February 12, 1998.)



















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